Exhibit 11.1  Computations of Basic Loss Per Share.

                                 TRIMERIS, INC.
               STATEMENTS RE: COMPUTATIONS OF BASIC LOSS PER SHARE
                      (in thousands, except per share data)


                                          Three Months
                                         Ended March 31,
                                         ---------------
                                      1999           2000
                                      ----           ----

Common shares outstanding
   (weighted average)                 10,677          14,942
                                    ========       =========



Net loss before accounting
   change                           $ (5,600)      $ (12,367)
Accounting change                         --          (4,180)
                                    --------       ----------
Net loss                              (5,600)      $ (16,547)
                                    =========      ==========

Basic net loss per share:
   Before cumulative effect of
     accounting change              $  (0.52)      $   (0.83)
   Accounting change                      --           (0.28)
                                    ---------      ---------
Basic net loss per share            $  (0.52)      $   (1.11)
                                    ========       ==========